Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated March 13, 2024 on the financial statements of ChoiceOne Financial Services, Inc. as of December 31, 2023 and 2022 and for each of the years in the three-year period ended December 31, 2023, in the Pre Effective Amendment No. 1 to Form S-4 Registration Statement pertaining to the Plan of Merger.

/s/ Plante & Moran, PLLC

Grand Rapids, Michigan
October 16, 2024